UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2018

RESTORBIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38359	81-3305277
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Boylston Street, 12th Floor

Boston, MA 02116

(Address of principal executive offices, including zip code)

(617) 482-2333

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 29, 2017, resTORbio, Inc. (the “Company”) filed a Registration Statement on Form S-1 (File No. 333-222373) with the Securities and Exchange Commission (the “Registration Statement”). Pursuant to Instruction 1 to Item 402(c)(2)(iv) of Regulation S-K, the Company omitted from the Summary Compensation Table included in the Registration Statement bonuses with respect to performance during the Company’s fiscal year ended December 31, 2017 (the “2017 Bonuses”) because the 2017 Bonuses had not yet been determined at the time the Registration Statement was filed.

On March 13, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) confirmed and approved the 2017 Bonuses for the Company’s named executive officers. In accordance with Item 5.02(f) of Form 8-K, the Company is providing a revised Summary Compensation Table, which includes the 2017 Bonuses and revised total compensation figures for the Company’s fiscal year ended December 31, 2017.

The following table sets forth the amounts approved by the Committee for each of the named individuals set forth below:

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Chen Schor(4)	2017	268,826	—	209,280	(5)	7,400	485,506
President and Chief Executive Officer	2016	—	—	—		—	—
Joan Mannick(6)	2017	236,035	—	163,665	(5)	6,484	406,184
Chief Medical Officer
John McCabe(7)	2017	47,526	485,474	15,822	(5)	314	549,136
Vice President, Finance

(1)	The amounts reported in the “Option Awards” column reflects the aggregate grant date fair value of share- based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718.
(2)	Each of the Company’s named executive officers is eligible to earn cash incentive compensation for 2017 based upon performance in 2017 and the achievement of clinical and developmental objectives.
(3)	Amounts reflecting Company matching contributions to its 401(k) plan.
(4)	Mr. Schor has served as a director and as the President and Chief Executive Officer since July 2016, but did not become an employee until April 4, 2017. Mr. Schor did not earn any compensation for his services until he commenced his employment relationship with the Company in 2017. In 2016, he purchased 1,886,363 shares of restricted common stock as founder shares at the then-current fair market value.
(5)	Amounts include annual performance-based bonuses earned by Mr. Schor, Dr. Mannick and Mr. McCabe of $173,280, $133,665 and $15,822, respectively, for 2017. In addition, the amounts for Mr. Schor and Dr. Mannick represent bonuses of $36,000 and $30,000, respectively, paid upon achievement of certain milestones in 2017.
(6)	Dr. Mannick commenced her employment with the Company in April 2017.
(7)	Mr. McCabe commenced his employment with the Company in October 2017.

Beginning with annual bonuses for fiscal year 2018, the Board has adopted the Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”). The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by the Committee. The payment targets will be related to financial and operational measures or objectives with respect to the Company, or corporate performance goals, as well as individual performance objectives.

The Committee may select corporate performance goals from among the following: cash flow (including, but not limited to, operating cash flow and free cash flow); research and development, publication, clinical and/or regulatory milestones; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; acquisitions or strategic transactions, including licenses, collaborations, joint ventures or promotion arrangements; operating income (loss); return on capital, assets, equity, or investment; total stockholder returns; coverage decisions; productivity; expense efficiency; margins; operating efficiency; working capital; earnings (loss) per share of the Company’s common stock; sales or market shares; number of prescriptions or prescribing physicians; revenue; corporate revenue; operating income and/or net annual recurring revenue, any of which may be measured in absolute terms, as compared to any incremental increase, in terms of growth, or as compared to results of a peer group.

Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the Committee and communicated to each executive. The corporate performance goals will be measured at the end of each performance period after the Company’s financial reports have been published or such other appropriate time as the Committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and the Company, an executive officer must be employed by the Company on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan also permits the Committee to approve additional bonuses to executive officers in its sole discretion and provides the Committee with discretion to adjust the size of the award as it deems appropriate to account for unforeseen factors beyond management’s control that affected corporate performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

resTORbio, Inc.

Date: March 19, 2018	By:	/s/ Chen Schor
Chen Schor President and Chief Executive Officer